Exhibit 99.1

Investor Contact:

John Mills

Partner

ICR

646-277-1254

Limoneira Company Announces Fourth Quarter and Fiscal Year 2016 Financial Results

– Fiscal Year 2016 Revenue of $111.8 Million Increased 11% Compared to Prior Year –

– Fiscal Year 2016 Operating Income of $9.2 Million Increased 100% Compared to Prior Year –

– Fiscal Year 2016 EBITDA of $20.1 Million Increased 30% Compared to Prior Year –

– Fiscal Year 2016 Earnings per Share Exceeded the Company’s Guidance –

Santa Paula, CA., January 10, 2017 – Limoneira Company (the “Company” or “Limoneira”) (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights in California and Arizona, today reported financial results for the fourth quarter and full year ended October 31, 2016.

Fiscal Year 2016 Fourth Quarter Results

For the fourth quarter of fiscal year 2016, revenue increased 37% to $19.5 million, compared to revenue of $14.2 million in the fourth quarter of the previous fiscal year. Agribusiness revenue was $18.2 million, compared to $12.9 million in the fourth quarter last year, primarily due to stronger lemon sales. Rental operations revenue was $1.3 million in the fourth quarter of fiscal year 2016, which is similar to the same period last year. Real estate development revenue was not significant in the fourth quarter of fiscal year 2016 or 2015.

Agribusiness revenue for the fourth quarter of fiscal year 2016 includes $16.4 million in lemon sales, compared to $11.6 million of lemon sales during the same period of fiscal year 2015, primarily reflecting increased fresh lemon prices and volume. Approximately 521,000 cartons of fresh lemons were sold during the fourth quarter of fiscal year 2016 at a $25.91average price per carton compared to approximately 388,000 cartons sold at a $25.00 average price per carton during the fourth quarter of fiscal year 2015. As anticipated, the Company recognized minimal avocado revenue in the fourth quarter of fiscal year 2016, similar to the same period last year. The Company recognized $0.6 million of orange revenue in the fourth quarter of fiscal year 2016, which was similar to the same period of fiscal year 2015. Specialty citrus and other crop revenues were $1.2 million in the fourth quarter of fiscal year 2016, compared to $0.7 million in the fourth quarter of fiscal year 2015. Fiscal year 2016 specialty citrus and other crop revenues includes the Company’s first wine grape harvest from its Windfall Farms ranch of approximately 200 tons for $0.3 million.

Costs and expenses for the fourth quarter of fiscal year 2016 were $20.4 million compared to $19.1 million in the fourth quarter of last fiscal year. The fourth quarter of fiscal year 2016 increase in operating expenses primarily reflects higher agribusiness costs mainly related to higher lemon sales volume.

Operating loss for the fourth quarter of fiscal year 2016 was $0.9 million, compared to a $4.9 million loss in the fourth quarter of the previous fiscal year. Net loss applicable to common stock, after preferred dividends, for the fourth quarter of fiscal year 2016 was $0.1 million, which includes a $1.0 million gain associated with the sale of a conservation easement to The Nature Conservancy. The Company retains title to the property and the easement allows it to continue agriculture and related activities on the property. These results compare to net income applicable to common stock of $0.5 million in the fourth quarter of fiscal year 2015. Fourth quarter fiscal year 2015 net income includes a $5.0 million gain associated with the sale of 140,000 shares of Calavo Growers, Inc. (NASDAQ: CVGW) ("Calavo") common stock and a $0.9 million gain on the sale of the Company's Wilson Ranch. Net loss per diluted share for the fourth quarter of fiscal year 2016 was $0.01 compared to net income per diluted share of $0.04 for the same period of fiscal year 2015, with both periods based on approximately 14.1 million weighted average diluted common shares outstanding.

EBITDA was $2.0 million in the fourth quarter of fiscal year 2016 compared to $2.4 million in the same period of fiscal year 2015. A reconciliation of EBITDA to net income is provided at the end of this release.

Fiscal Year 2016 Results

For the fiscal year ended October 31, 2016, revenue increased 11% to $111.8 million compared to $100.3 million for fiscal year 2015. Operating income for fiscal year 2016 was $9.2 million compared to $4.6 million last year. Higher fiscal year 2016 operating income reflects increased revenue for all agriculture crops, particularly lemons and avocados, offset primarily by higher third-party grower expense due to greater lemon procurement costs and higher packing costs, related to increased lemon sales volume. In addition, selling, general and administrative expenses for fiscal year 2016 were less than fiscal year 2015 by approximately $0.5 million, primarily due to a decrease in legal and consulting costs associated with the Limoneira / Lewis joint venture.

Net income applicable to common stock, after preferred dividends, was $7.4 million for fiscal year 2016 compared to $6.4 million for fiscal year 2015. Fiscal year 2016 results include a $3.4 million gain associated with the sale of 60,000 shares of Calavo Growers common stock and the aforementioned $1.0 million easement sale as well as $1.2 million of transaction costs incurred in the first quarter in connection with the Limoneira / Lewis joint venture. Fiscal year 2015 results include the aforementioned $5.0 million gain associated with the sale of Calavo Growers common stock and a $0.9 million gain associated with the sale of the Wilson Ranch. Earnings per diluted share for fiscal year 2016 and 2015 was $0.52 and $0.46, respectively, with both years based on approximately 14.1 million weighted average diluted common shares outstanding.

EBITDA for fiscal year 2016 increased 30% to $20.1 million compared to EBITDA of $15.4 million in fiscal year 2015.

Balance Sheet and Liquidity

During fiscal year 2016, net cash provided by operating activities was $14.3 million, compared to $7.7 million in the prior year. Net cash used in investing activities was $11.5 million in fiscal year 2016, compared to $25.8 million in the prior year, with both years including the Company’s investments in orchards, construction and equipment for the Company’s new lemon packing facilities and real estate development projects. Net cash used in financing activities was $2.8 million in fiscal year 2016. For the year ended October 31, 2015 net cash provided by financial activities was $18.1 million.

Long-term debt as of October 31, 2016 was $88.2 million, compared to $89.1 million at the end of fiscal year 2015.

During fiscal year 2016, the Company executed its on-going real estate development strategy by capitalizing real estate development costs of $6.9 million. In fiscal year 2015, the Company capitalized real estate development costs of $8.0 million.

Real Estate Development

Limoneira Lewis Community Builders, LLC, a real estate development joint venture between Limoneira Company and The Lewis Group of Companies is a 50%/50% joint venture between Limoneira and The Lewis Group that will engage in the residential development of Harvest at Limoneira. Limoneira expects to receive 25% to 80% of the net cash flow of the project, based on projected cash flow milestones, which is estimated to aggregate approximately 70% of total net cash flows to Limoneira, and the balance of net cash flows to The Lewis Group over the estimated seven to ten-year life of the project. The joint venture's results of operations are expected to be recognized by the Company under the equity method of accounting. The Company contributed $2.3 million to the joint venture in fiscal 2016 matching Lewis' contributions to fund on-going development activities. The Company currently estimates approximately 632 units will be included in Phase 1 of the project. Tree removal and other site preparation activities are in progress.  Current project plans indicate that grading should begin during the spring of 2017, Phase 1 site improvements to begin during the summer of 2017 and initial lots sales are anticipated to begin near the end of 2017.

Management Comments

Harold Edwards, President and Chief Executive Officer, stated, "Fiscal 2016 was a record year in terms of operating results for our company as we continued to execute on our long-term growth strategy. In fiscal 2016, we sold lemons to approximately 170 U.S. and international customers and we expect this to grow in fiscal 2017 as we continue to service new markets and new customers in our existing markets. As an example, earlier this year, we announced the formation of Limoneira South Africa, which underscores our goal to become a leading global, year round citrus agribusiness. We are working with business partners in South Africa, Chile, Argentina and Mexico and Limoneira plans to manage the marketing and sales function from locally sourced lemons.”

Mr. Edwards concluded, "In addition to very strong agribusiness performance in fiscal 2016, this year also highlighted our ability to strategically monetize investments and non-core assets, including the sale of Calavo stock and the sale of a conservation easement on a portion of one our Ventura County ranches, which combined generated approximately $4.4 million of gain in the year. We continue to make progress expanding our agribusiness. As we begin fiscal year 2017, we expect to benefit from the investments we made in fiscal 2016 including our more efficient packinghouse. We are very well positioned to capitalize on opportunities to expand our acreage of productive land, as well as driving organic growth."

Recent Business Highlights

The Company completed its project to double the capacity and increase the efficiency of its lemon packing facilities which became operational in fiscal 2016. Investment in the project was approximately $28.8 million and the Company expects to benefit from the efficiencies in fiscal 2017.

Alex Teague, Senior Vice President, stated, "Our newly constructed packing house became operational in 2016, and we expect to utilize its increased packing capacity in fiscal 2017. As we continue to implement new operating processes and procedures for the packing house and as projected lemon sales volume increases in fiscal 2017, we expect the new facility will contribute to the profitability of our lemon business."

Mr. Teague continued, “In June, we announced that we are adding oranges and specialty citrus varieties to our “One World of Citrus” model. We began our direct selling program for lemons six years ago and have been very pleased with its success. We are excited to have our oranges and other citrus varieties marketed in Limoneira cartons. As our lemon business grows, our customers recognize the quality and consistency they receive with Limoneira lemons, and we are seeing increased demand from our customers for other citrus varieties.”

On December 15, 2016, the Company declared a quarterly cash dividend of $0.055 per common share payable on January 17, 2017, to stockholders of record on December 27, 2016. The dividend represents an annualized amount of $0.22, which is 10% greater than the fiscal year 2016 dividend of $0.20.

Fiscal Year 2017 Outlook

For the fiscal year ending October 31, 2017, the Company expects to sell between 3.1 million and 3.5 million cartons of fresh lemons at an average price of approximately $23.00 per carton, and expects to sell approximately 8.5 to 9.0 million pounds of avocados at approximately $0.80 per pound.

The Company expects operating income for fiscal year 2017 to be approximately $11.4 million to $11.9 million compared to operating income of $9.2 million for fiscal year 2016. Fiscal year 2017 EBITDA is expected to be in the range of $18.3 million to $18.8 million. The Company expects fiscal year 2017 earnings per diluted share to be in the range of $0.38 to $0.42. Excluding the combined gain of approximately $4.4 million associated with the sale of Calavo stock and the conservation easement, and $1.2 million of transaction costs incurred in the first quarter of 2016 in connection with the Limoneira / Lewis joint venture fiscal year, fiscal year 2016 EBITDA and diluted earnings per share were $16.9 million and $0.39, respectively. As more fully described at the end of this release under "Non-GAAP Financial Measures," the Company is unable to reconcile without unreasonable effort the above forward-looking non-GAAP measures related to EBITDA, and the variability of the changes excluded from these non-GAAP measures may have a significant and potentially unpredictable impact on its future GAAP financial results.

Conference Call Information

The Company will host a conference call and audio webcast on January 10, 2017, at 1:30 pm Pacific Time (4:30 pm Eastern Time) to discuss its financial results. To access the conference call, participants in the U.S. should dial (888) 224-1065, and international participants should dial (913)312-1489. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company's website at www.limoneira.com. Visitors to the website should select the "Investor" link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through January 24, 2017, by calling (877) 870-5176 from the U.S. or (858) 384-5517 from international locations to access the playback; passcode is 3516971.

About Limoneira Company

Limoneira Company, a 124-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra) is a dedicated sustainability company with approximately 11,000 acres of rich agricultural lands, real estate properties, and water rights in California and Arizona. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements, including earnings guidance for fiscal year 2015, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira's current expectations about future events and can be identified by terms such as "expect," "may," "anticipate," "intend," "should be," "will be," "is likely to," "strive to," and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira's SEC filings which are available on the SEC's website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company's operations and interest costs associated with its capital structure, management believes that earnings before interest, income taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA, which excludes impairments on real estate development assets when applicable, is an important measure to evaluate the Company's results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. With respect to our expectations under "Fiscal Year 2017 Outlook" above, the Company has not provided a reconciliation of forward-looking non-GAAP measures, primarily due to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts. EBITDA and adjusted EBITDA is summarized and reconciled to net income, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

	Three months ended October 31,		Years Ended October 31,
	2016	2015	2016	2015

Net income (loss)	$19,000	$654,000	$8,058,000	$7,082,000
Interest expense, net	373,000	46,000	1,409,000	148,000
Income taxes	179,000	497,000	5,267,000	3,974,000
Depreciation and amortization	1,476,000	1,205,000	5,339,000	4,184,000
EBITDA	$2,047,000	$2,402,000	$20,073,000	$15,388,000

Limoneira Company

Consolidated Balance Sheets (unaudited)

	October 31,
	2016	2015
Assets
Current assets:
Cash	$38,000	$39,000
Accounts receivable, net	9,298,000	7,420,000
Cultural costs	3,844,000	3,916,000
Prepaid expenses and other current assets	2,509,000	2,387,000
Income taxes receivable	2,810,000	-
Total current assets	18,499,000	13,762,000

Property, plant and equipment, net	177,096,000	128,951,000
Real estate development	77,136,000	96,067,000
Equity in investments	6,254,000	3,047,000
Investment in Calavo Growers, Inc.	17,745,000	18,508,000
Other assets	8,718,000	9,035,000
Total Assets	$305,448,000	$269,370,000
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$5,555,000	$6,611,000
Growers payable	8,577,000	5,841,000
Accrued liabilities	6,421,000	5,864,000
Fair value of derivative instrument	690,000	767,000
Current portion of long-term debt	2,508,000	589,000
Total current liabilities	23,751,000	19,672,000
Long-term liabilities:
Long-term debt, less current portion	88,164,000	89,079,000
Deferred income taxes	25,328,000	19,425,000
Other long-term liabilities	6,127,000	7,641,000
Sale-leaseback deferral	23,349,000	-
Total liabilities	166,719,000	135,817,000
Commitments and contingencies	-	-

Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 29,000 and 29,500 shares issued and outstanding at October 31, 2016 and 2015) (8.75% coupon rate)	2,900,000	2,950,000

Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at October 31, 2016 and 2015) (4% dividend rate on liquidation value of $1,000 per share)	9,331,000	9,331,000

Stockholders' equity:
Series A Junior Participating Preferred Stock – $.01 par value (20,000 shares authorized: zero issued or outstanding at October 31, 2016 and 2015)	-	-
Common Stock – $.01 par value (19,900,000 shares authorized: 14,178,226 and 14,135,080 shares issued and outstanding at October 31, 2016 and 2015, respectively)	142,000	141,000
Additional paid-in capital	91,841,000	90,759,000
Retained earnings	31,812,000	27,216,000
Accumulated other comprehensive income	2,703,000	3,156,000
Total stockholders' equity	126,498,000	121,272,000
Total Liabilities and Stockholders' Equity	$305,448,000	$269,370,000

Limoneira Company

Consolidated Statements of Operations (unaudited)

	Three months ended October 31,		Twelve months ended October 31,
	2016	2015	2016	2015
Net revenues:
Agribusiness	$18,187,000	$12,856,000	$106,130,000	$95,124,000
Rental operations	1,330,000	1,335,000	5,603,000	5,104,000
Real estate development	17,000	21,000	56,000	83,000
Total net revenues	19,534,000	14,212,000	111,789,000	100,311,000
Costs and expenses:
Agribusiness	15,743,000	13,878,000	83,604,000	77,186,000
Rental operations	906,000	969,000	3,617,000	3,440,000
Real estate development	181,000	523,000	2,061,000	1,330,000
Selling, general and administrative	3,591,000	3,720,000	13,319,000	13,772,000
Total costs and expenses	20,421,000	19,090,000	102,601,000	95,728,000
Operating income (loss)	(887,000)	(4,878,000)	9,188,000	4,583,000
Other income (expense):
Interest expense, net	(373,000)	(46,000)	(1,409,000)	(148,000)
Equity in earnings of investments	428,000	50,000	634,000	243,000
Gain on sale of stock in Calavo Growers, Inc.	-	5,033,000	3,419,000	5,033,000
Gain on sale of conservation easement	995,000	-	995,000	-
Gain on sale of Wilson Ranch	-	935,000	-	935,000
Other income, net	35,000	57,000	498,000	410,000
Total other income	1,085,000	6,029,000	4,137,000	6,473,000

Income (loss) before income taxes	198,000	1,151,000	13,325,000	11,056,000

Income tax provision	(179,000)	(497,000)	(5,267,000)	(3,974,000)
Net income (loss)	19,000	654,000	8,058,000	7,082,000
Preferred dividends	(157,000)	(158,000)	(628,000)	(635,000)
Net income (loss) applicable to common stock	$(138,000)	$496,000	$7,430,000	$6,447,000

Basic net income (loss) per common share	$(0.01)	$0.04	$0.52	$0.46

Diluted net income (loss) per common share	$(0.01)	$0.04	$0.52	$0.46

Dividends per common share	$0.05	$0.05	$0.20	$0.18

Weighted-average common shares outstanding-basic	14,178,000	14,132,000	14,168,000	14,119,000
Weighted-average common shares outstanding-diluted	14,178,000	14,132,000	14,168,000	14,119,000